Lithia Motors Announces Acquisition of Chevrolet Store

MEDFORD, OR -- (Marketwire - August 27, 2012) - Lithia Motors, Inc. (NYSE: LAD) announced today it acquired Connell Chevrolet in Killeen, Texas. The store will be named All American Chevrolet of Killeen, and adds $60 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, "We are excited to expand our operations in the state of Texas. The Connells are an important part of the Killeen community and we look forward to continuing the proud heritage they have built. We would like to extend a warm welcome to the 55 employees who are joining our team."

About Lithia
Lithia Motors, Inc. is the ninth largest automotive retailer in the United States. Lithia sells 28 brands of new and all brands of used vehicles at 86 stores, which are located in 11 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiacareers.com
www.assuredservice.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Controller
(541) 618-5748